Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

For immediate release

RURAL/METRO ANNOUNCES APPOINTMENT

OF CONRAD A. CONRAD TO BOARD OF DIRECTORS

SCOTTSDALE, Ariz. (Sept. 20, 2005) – Rural/Metro Corporation (Nasdaq/SC: RURL) announced today the appointment of Conrad A. Conrad to the company’s Board of Directors, effective October 12, 2005.

Mr. Conrad is former Executive Vice President and Chief Financial Officer of the Scottsdale-based Dial Corporation, a $1.5 billion consumer products company.

Cor Clement, Chairman of the Board, said, “Conrad brings a long career and wealth of valuable experience in corporate finance and financial reporting to our organization. We look forward to his contributions as a member of the Board of Directors and believe he will serve the company and its stockholders well as we continue to implement our growth and deleveraging strategies.”

Mr. Conrad joined the Dial Corporation in 2000 as Senior Vice President and Chief Financial Officer. In January 2001, he was appointed to the position of Executive Vice President and Chief Financial Officer. Prior to his service at Dial, Mr. Conrad held senior positions at Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. From 1990 to 1994, he served as Quaker State’s President and Chief Operating Officer, and from 1994 to 1998, he served as Vice Chairman and Chief Financial Officer. He also was a member of Quaker State’s Board of Directors from 1988 through 1998.

Mr. Conrad also serves on the Board of Directors for Universal Technical Institute, Inc., where he is Chairman of the Audit Committee; and Fender Musical Instruments Corporation, where he also is Chairman of the Audit Committee.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 22 states and approximately 365 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.